PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation Announces
Quarterly Cash Dividend of $0.04 Per Share

Winston-Salem, North Carolina, January 23, 2009 – Southern Community Financial Corporation (Nasdaq: SCMF and SCMFO) announced that its Board of Directors, at its regular meeting on January 21, 2009, declared a quarterly cash dividend of four cents ($0.04) per share on the Corporation’s common stock.  The dividend is payable on February 27, 2009, to shareholders of record as of the close of business on February 13, 2009.  This is the Corporation’s sixteenth consecutive quarterly dividend, following its former practice of annual cash dividends.

About the Company

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community Financial Corporation is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

For Additional Information:
F. Scott Bauer, Chairman/CEO
James Hastings, Executive Vice President/Chief Financial Officer
336-768-8500